                                                                    EXHIBIT 10.4


                             Buffets Holdings, Inc.
                                  Buffets, Inc.
                         c/o Caxton-Iseman Capital, Inc.
                               667 Madison Avenue
                            New York, New York 10021



September 28, 2000

Roe H. Hatlen
13141 Hannover Court
Apple Valley, MN 55124

Dear Roe:

                  This letter agreement (the "Agreement") states the terms under which Buffets Holdings, Inc., a Delaware corporation ("Holding Co."), and Buffets, Inc., a Minnesota corporation ("Buffets"), have agreed to retain you as an advisor and you have agreed to provide services to both Holding Co. and Buffets as an advisor. Holding Co. and Buffets are hereinafter collectively referred to as the "Companies".

                  1. Service Period. The "Service Period" shall mean the period beginning on the date hereof and ending on the earlier of (i) the last day of Buffets's fiscal year 2005, or (ii) the date this Agreement is terminated pursuant to Section 4.

                  2. Advisory Services and Relationship.

                     (a) Services. During the Service Period, you will provide advisory services to the Companies's boards of directors, shareholders, and designated senior officers with respect to board of directors meetings and preparation for board of directors meetings, and such other advisory services as may be mutually agreed upon by you and the Companies; provided, however, in no event shall you be required (unless you otherwise consent) to devote more than an equivalent of 2 days per calendar month to providing advisory services, including attending board of directors meetings. In accordance with Section 2.1 of the Buffets Holdings, Inc. Stockholders' Agreement, dated as of September 28, 2000 (the "Stockholders' Agreement"), you shall be named to the Board of Directors of Holding Co. (the "Board") and shall initially be appointed nonexecutive Vice Chairman thereof and shall retain such position as long as you are a member of the Board.

                     (b) Relationship. You shall be an employee of the Companies within the meaning of all federal, state and local laws and regulations governing employment insurance, workers' compensation, industrial accident, labor and taxes. Except as specifically authorized, this Agreement does not grant you any authority to act as an agent for the Companies or any of their affiliates and you shall not represent to the contrary to any person.

                  3. Fees and Other Benefits. In consideration for the services rendered hereunder and for agreeing to the noncompetition, nonsolicitation and confidentiality provisions set forth in the Stockholders' Agreement, Buffets shall provide you with the fees and other benefits described below:

                     (a) Cash Compensation. Buffets shall pay you an amount ("Cash Compensation") equal to your current salary and bonus for the balance of its fiscal year 2000 in accordance with its regular payroll practices, and thereafter, you shall receive the following Cash Compensation payable in accordance with the Buffets's normal payroll schedule:


                Fiscal Year              Cash Compensation
                -----------              -----------------
                    2001                      $325,000
                    2002                      $300,000
                    2003                      $275,000
                    2004                      $250,000
                    2005                      $225,000

                     (b) Facilities. During the Service Period you shall be provided, at no charge, with your current office and secretarial assistance as currently provided and other staff assistance at Buffets's corporate headquarters; provided, however, if at any time during the Service Period Buffets or you deem it in the best interests of the Companies, Buffets may elect to provide you with comparable office space and support services at Buffets headquarters or at another location for the remainder of the Service Period.

                     (c) Business Expense Reimbursement. Reasonable business expenses incurred by you during the Service Period, including the current auto reimbursement program, in connection with the performance of your duties hereunder shall be promptly reimbursed by Buffets in accordance with its policies.

                     (d) Participant in Health and Welfare Plans. During the Service Period, Buffets shall continue to provide you and your family with health, welfare, disability and life insurance benefits on the same basis as are from time to time provided to senior executives of Buffets. Except as provided in the preceding sentence, during the Service Period you shall not be eligible to participate in any pension, profit-sharing, saving, retirement, deferred compensation, stock option, stock purchase, severance pay, bonus, incentive, accident insurance, vacation or any other employee benefit plan, program or arrangement sponsored, maintained or contributed to by any of the Companies.


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                                                                               3


                  4. Termination; Severance Payments. Notwithstanding any other provision of this Agreement:

                     (a) Termination for Cause by the Companies. This Agreement and your service as an employee, Vice Chairman and a member of the Board may be terminated by Holding Co. for Cause (as defined below) in accordance with this
Section 4(a). If you are terminated for Cause in accordance with this Section 4(a), all Cash Compensation, benefits and other perquisites provided to you pursuant to this Agreement shall immediately cease and you shall be solely entitled to receive your accrued, but unpaid, Cash Compensation, if any, through the date of such termination, plus any previously-incurred, but unreimbursed, business expenses in accordance with Section 3(c).

                     For purposes of this Agreement, "Cause" shall mean (i) your material breach of the noncompetition, nonsolicitation or confidentiality provisions set forth in the Stockholders' Agreement, whether or not such agreement or requirement is enforceable under applicable law, (ii) your failure or refusal after receipt of written notice to abide by, in any material respect, the reasonable policies or directives of the Board, or (iii) your conviction of, or pleading nolo contendere to, a crime involving moral turpitude. Notwithstanding the foregoing, this Agreement and your service as an employee, Vice Chairman and a member of the Board shall not be deemed to have been terminated for Cause pursuant to clause (ii) until ten (10) days after there shall have been delivered to you a written notice setting forth in reasonable detail the particulars forming the basis for such termination and you shall be given the opportunity to be heard during such ten (10) day period by the Board respecting the matters set forth in such notice.

                     (b) Disability or Death. This Agreement and your service as an employee, Vice Chairman and a member of the Board hereunder may be terminated by you or the Companies upon your death or "Disability" in accordance with this
Section 4(b). Upon termination of this Agreement and your service as an employee, Vice Chairman and a member of the Board for either death or Disability in accordance with this Section 4(b), all Cash Compensation, benefits and other perquisites provided to you pursuant to Section 3 hereof shall continue to be provided to you or your beneficiaries or estate (as the case may be) through the end of Buffets's fiscal year 2005.

                     For purposes of this Agreement, "Disability" shall mean any event of disability under any disability insurance plan maintained by Buffets in which you are eligible to participate, or if there shall be no such disability plan, then your inability to perform your duties as an advisor to the Companies and their affiliates or as a member of the Board for any period of at least 90 days during any consecutive six month period.

                     (c) Without Cause by the Companies. This Agreement and your service as an employee, Vice Chairman and a member of the Board may be terminated at any time by Holding Co. without Cause. Upon termination of this Agreement and your service as an employee, Vice Chairman and a member of the Board by Holding Co. without Cause in accordance with this Section 4(c), you shall continue to receive the Cash Compensation, benefits and other perquisites you were otherwise


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                                                                               4


entitled to receive pursuant to Section 3 hereof through the end of Buffets's fiscal year 2005. If you shall at any time during the Service Period not be elected to serve as Vice Chairman and a member of the Board, you may elect to treat such failure as a termination by the Companies without Cause.

                     (d) Voluntary Resignation. You may terminate this Agreement and your service as an employee, Vice Chairman and a member of the Board at any time by providing at least 30 days' written notice to Holding Co. Upon termination of this Agreement and your service as an employee, Vice Chairman and a member of the Board due to your voluntary resignation in accordance with this
Section 4(d), all benefits and other perquisites provided to you pursuant to this Agreement shall immediately cease and you shall be solely entitled to receive your Cash Compensation for the remainder of the calendar year in which such termination occurs, plus any previously-incurred, but unreimbursed, business expenses, in accordance with Section 3(c). Notwithstanding the foregoing, Buffets may, in its sole discretion, elect to continue to provide you with the Cash Compensation, benefits and other perquisites that you were otherwise eligible to receive under Section 3 hereof.

                  5. Purchase of Committed Equity. Holding Co. is on date hereof selling and issuing to the persons designated on Exhibit A, who you represent are Permitted Transferees, as defined in the Stockholder Agreement, (i) 97,940 shares of Holding Co. common stock, par value $.01 per share (the "Common Stock"), for an aggregate consideration of Nine Hundred Seventy Nine Thousand Four Hundred Dollars ($979,400.00), and (ii) 33,705 shares of Holding Co. preferred stock, par value $.01 per share (the "Preferred Stock"), for an aggregate consideration of Three Million Three Hundred Seventy Thousand Five Hundred Dollars ($3,370,500.00). The purchase price for the shares of Common Stock and Preferred Stock shall be paid at the time and in the manner set forth in the Buffet Holdings, Inc. Subscription Agreement, dated as of September 28, 2000 (the "Subscription Agreement"). Holding Co. shall provide you and the persons listed on Exhibit A with the same annual and quarterly financial information required to be provided to the holders of the senior notes pursuant to section 7 of the Senior Note Purchase Agreement for the period in which the persons listed on Exhibit A collectively own at least fifty percent (50%) of the aggregate number shares of Common Stock and Preferred Stock that such persons were issued in the aggregate pursuant to the first sentence of Section 5 of this Agreement; provided, however, that (i) no such information shall be provided to any Person who is, directly or indirectly, in competition with the Company or any of its subsidiaries, and (ii) the recipient of such information shall enter into a confidentiality agreement with the Company in form and substance reasonably satisfactory to the Company. This sentence shall survive any termination of this Agreement and any amendment or termination of the Senior Note Purchase Agreement.

                  6. Purchase of Incentive Equity.

                     (a) Issuance of Incentive Equity. Subject to the restrictions and conditions set forth below, Holding Co. is on the date hereof selling and issuing to you, 65,012 shares of Holding Co. common stock, par value $.01 per share (hereinafter


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                                                                               5


called the "Incentive Shares"), for an aggregate consideration of Six Hundred Fifty Thousand One Hundred Twenty Dollars ($650,120.00) (the "Purchase Price"), which Purchase Price shall be paid at the time and in the manner set forth in the Subscription Agreement. The Purchase Price is the fair market value of the Incentive Shares as of the date hereof, determined without regard to any restrictions applicable thereto.

                     (b) Vesting of Incentive Shares. 32,501 of the Incentive Shares shall be fully vested as of the date hereof, and 10,837 of the Incentive Shares shall become vested after each of the first three years of completed service as a member of the Board (calculated from the date of this Agreement), provided, however, in the event of your death, Disability or the termination of this Agreement and your service as an employee, Vice Chairman and a member of the Board by Holding Co. without Cause pursuant to Section 4(c) hereof, all of the unvested Incentive Shares shall become fully vested.

                     (c) Restrictions; Repurchase Rights. The Incentive Shares shall be held subject to all the restrictions and limitations set forth in the Stockholders' Agreement and the repurchase and other rights set forth below:

                        (i) In the event this Agreement and your service as an employee, Vice Chairman and a member of the Board is terminated by Holding Co. for Cause in accordance with Section 4(a) hereof, Holding Co. shall have the right (a "Call Right") exercisable for a period of one year following the date of the termination of your service to repurchase all or a portion of the unvested Incentive Shares at a purchase price per share to be calculated in the manner set forth in Section 4.8(b) of the Stockholders' Agreement for the repurchase of a Management Stockholder's Incentive Stock in the event his or her employment is terminated for "Cause." The exercise of a Call Right and the consummation of the repurchase shall be subject to the procedures set forth in
Section 4.8(e) and Section 4.12 of the Stockholders' Agreement.

                        (ii) In the event you voluntarily terminate this Agreement and your service as an employee, Vice Chairman and a member of the Board in accordance with Section 4(d) hereof, Holding Co. shall have a Call Right exercisable for a period of one year following the date of the termination of your service to repurchase all or a portion of the unvested Incentive Shares at a purchase price per share to be calculated in the manner set forth in
Section 4.8(b) of the Stockholders' Agreement for the repurchase of a Management Stockholder's Unvested Incentive Stock in the event his or her employment is terminated without "Cause". Notwithstanding the preceding sentence, if a definitive agreement respecting a sale of Holding Co. is executed within six months following the exercise of such Call Right which agreement is at any time consummated, and the per-share purchase price (or in the case of a sale of all or substantially all of the assets of Holding Co., the amount available for distribution to Holding Co.'s stockholders on a per share basis) is higher than that determined for the Incentive Shares in accordance with the preceding sentence, you or your beneficiaries or your estate (as the case may be) shall receive (at such times as payments in connection with such sale are made to stockholders of Holding Co.) an additional payment from Holding Co. equal to the difference between such higher price and the price Holding Co.


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                                                                               6


paid for the Incentive Shares paid when it exercised its Call Right. The exercise of a Call Right and the consummation of the repurchase shall be subject to the procedures set forth in Section 4.8(e) and Section 4.12 of the Stockholders' Agreement.

                        (iii) In the event this Agreement and your service as an employee, Vice Chairman and a member of the Board is terminated as a result of your death or Disability in accordance with Section 4(b) hereof or by Holding Co. without Cause in accordance with Section 4(c) hereof, then you (or your estate or Permitted Transferees, if applicable) shall have the right (a "Put Right") exercisable for a period of one year following the date of the termination of your service to require Holding Co. to purchase all, but not less than all, of the Incentive Shares at a purchase price per share to be calculated in the manner set forth in Section 4.9 of the Stockholders' Agreement. The exercise of a Put Right and the consummation of the repurchase shall be subject to the procedures set forth in Section 4.8(e) and Section 4.12 of the Stockholders' Agreement.

                     (d) Notwithstanding any provision of Section 6 of this Agreement, the exercise of a Call Right pursuant to Sections 6(c)(i) or 6(c)(ii) hereof or the exercise of a Put Right pursuant Section 6(c)(iii) hereof shall be subject to all of the deferred payment provisions set forth in Section 4.10 of the Stockholders' Agreement.

                     (e) As a condition to the receipt of the Incentive Shares you hereby agree to elect to be taxed under Section 83 of the Internal Revenue Code of 1986, as amended (the "Code") to the extent the fair market value of the Incentive Shares exceeds the Purchase Price by executing and delivering a valid election under Section 83(b) of the Code to the Internal Revenue Service and to Holding Co. within 30 days of the date hereof.

                     (f) Notwithstanding anything to the contrary herein or in the Stockholders Agreement, vested Incentive Shares shall not be subject to a Call Right.

                  7. Successors.

                     (a) This Agreement is personal to you and shall not be assignable by you without the prior written consent of the Companies.

                     (b) This Agreement shall inure to the benefit of and be binding upon the Companies and their successors or assigns.

                  8. Liability; Indemnity.

                     (a) In no event shall you be liable to the Companies for lost profits of the Companies, or special, incidental or consequential damages (even if you have been advised of the possibility of such damages) except with respect to your fraud or intentional misrepresentation.

                     (b) Your total liability under this Agreement, if any, for damages, costs and expenses, regardless of cause (other than with respect to your fraud or


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                                                                               7


intentional misrepresentation), shall not exceed the total amount of compensation paid to you under this Agreement.

                     (c) You shall not be liable for any claim or demand made against the Companies by any third party other than with respect to your fraud or intentional misrepresentation.

                     (d) The Companies shall indemnify you against all claims, liabilities and costs, including reasonable attorney fees incurred in defending any third party claim or suit arising out of or in connection with this Agreement. You shall promptly notify the Companies in writing of such claim or suit and the Companies shall have the right to fully control the defense and any settlement of the claim or suit; provided, however, that any settlement which would require any action or payment by you, or would require you to undertake certain actions or to refrain from acting, shall be subject to your prior written approval.

                  9. Miscellaneous.

                     (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to its principles of conflict of laws or such principles of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Delaware.

                     (b) This Agreement, the Stockholders' Agreement, the Subscription Agreement and a side letter relating to certain tax payments arising from the acceleration of options to acquire stock of Buffets state the entire agreement and understanding of the parties on the subject matter discussed herein, and supersedes all previous agreements, arrangements, communications and understandings relating to that subject matter.

                     (c) This Agreement may be amended, modified, superseded, or canceled, and any of the terms may be waived, only by a written agreement executed by the parties hereto or their respective successors or legal representatives.

                     (d) The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

                     (e) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, or by recognized overnight courier, to the addresses listed above or to such other address as either party shall have furnished to the other in writing in accordance herewith.

                     (f) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.


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                                                                               8


                     (g) The failure of the Companies at any time to enforce performance by you of any provisions of this Agreement shall in no way affect the Companies' rights thereafter to enforce the same, nor shall the waiver by the Companies of any breach of any provision hereof be held to be a waiver of any other breach of the same or any other provision.

                     (h) The Companies may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

         Please sign below to indicate your agreement to the terms described herein.

                           Very truly yours,


                             /s/ Frederick J. Iseman
                           -----------------------------------------------------
                           Frederick J. Iseman
                           President
                           Buffets Holdings, Inc.

                             /s/ R. Michael Andrews, Jr.
                           -----------------------------------------------------
                           R. Michael Andrews, Jr.
                           Executive Vice President & Chief Financial Officer Buffets, Inc.


AGREED to by Roe H. Hatlen

   /s/ Roe H. Hatlen
----------------------------------------
Date:  September 28, 2000


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                                                                               9


                     EXHIBIT A TO HATLEN ADVISORY AGREEMENT


                                              COMMON                   PREFERRED
                                              SHARES       AMOUNT        SHARES          AMOUNT
                                              ------      --------     ---------       ----------
Beverly J. Hatlen, trustee for
Erik R. Hatlen Trust                          22,506      $225,060

Beverly J. Hatlen, trustee for
Lars C. Hatlen Trust                          22,506      $225,060

Kari E. Hatlen                                22,506      $225,060

Eventyr Investments Ltd. Partnership          30,422      $304,220       15,760        $1,576,000

Beverly J. Hatlen                                                         3,000        $  300,000

Roe H. Hatlen                                                            14,945        $1,494,500
                                              ------       --------      ------        ----------
TOTAL                                         97,940       $979,400      33,705        $3,370,500
                                              ======       ========      ======        ==========